Exhibit 10.1
THE WALT DISNEY COMPANY
500 South Buena Vista Street
Burbank, California 91521
December 21, 2021
Ms. Christine M. McCarthy
Senior Executive Vice President
and Chief Financial Officer
The Walt Disney Company
500 South Buena Vista Street
Burbank, California 91521
Dear Ms. McCarthy:
Reference is made to your employment agreement with The Walt Disney Company (the “Company”), dated as of July 1, 2015, as amended (the “Agreement”), which is scheduled to expire on December 31, 2022. In connection therewith, you and the Company hereby agree to the following, effective as of the date hereof:
1.Paragraph 1 of the Agreement is hereby further amended to read in its entirety as follows:
Upon the terms and subject to the conditions of this Agreement, the Company hereby employs Executive, and Executive hereby accepts employment by the Company, for the period commencing as of July 1, 2015 and ending on June 30, 2024 (or such earlier date as shall be determined pursuant to Paragraph 5). The period during which Executive is employed pursuant to this Agreement shall be referred to as the “Employment Period.”
2.The definition of “Scheduled Expiration Date” in Paragraph 5(e) is hereby amended to read in its entirety as follows:
“Scheduled Expiration Date” means June 30, 2024.
3.Paragraph 2 of the Agreement is hereby deleted and restated in its entirety as follows:
2.Position and Duties. During the Employment Period, Executive shall serve as Senior Executive Vice President and Chief Financial Officer, of the Company and in such other positions with the Company and its subsidiaries consistent with Executive’s position as Senior Executive Vice President and Chief Financial Officer, as the Company reasonably may assign. Executive’s upward reporting structure will be consistent with the upward reporting structure of comparable senior executives. During the Employment Period, Executive shall devote all Executive’s business time on a full-time and exclusive basis to the services required hereunder, and shall perform such services in a manner consonant with the duties of Executive’s position. Executive shall be subject to the terms and conditions of any applicable policy of the Company (including, without limitation,

“The Walt Disney Company and Associated Companies Standards of Business Conduct” booklet and the Employee Policy Manual), as reasonably made available and as interpreted from time to time by the Company, provided that, subject to the provisions of Paragraph 7 and the Employee Policy Manual, nothing herein shall preclude Executive from (i) engaging in charitable activities and community affairs, and (ii) managing Executive’s personal investments, so long as the activities listed in subclauses (i)-(ii) do not materially interfere, individually or in the aggregate, with the proper performance of Executive’s duties and responsibilities hereunder.
4.Paragraph 3(a) of the Agreement is hereby deleted and restated in its entirety as follows:
(a)Base Salary. Effective July 1, 2015, Executive shall receive an annual base salary of $1,250,000. Thereafter, Executive will receive a salary at an annual rate in an amount determined by the Company in its sole discretion; provided, however, that none of such subsequent annual salaries shall be less than $1,250,000. Notwithstanding any other provision of this Agreement or any other Company document reflecting Executive’s Base Salary (as defined below), the Company may reduce Executive’s Base Salary by any amount up to 50% of Executive’s then-current Base Salary for any period of time up to a consecutive or cumulative maximum period of six months if during such applicable period Disney has instituted a Disney-wide salary reduction program broadly applicable to employees at a comparable level to Executive.
5.Paragraph 3(b) of the Agreement is hereby deleted and restated in its entirety as follows:
(b)Annual Incentive Bonus. Executive shall be given the opportunity to earn an annual discretionary incentive bonus in accordance with the annual bonus plan generally applicable to the most senior executive officers of the Company, as the same may be in effect from time to time (the “Annual Plan”). Executive’s target annual incentive bonus opportunity under the Annual Plan during each full fiscal year during the term hereof shall be two hundred percent (200%) of Executive’s Base Salary as expected to be in effect at the end of such fiscal year. The actual amount payable to Executive as an annual bonus under the Annual Plan shall be dependent upon the achievement of performance objectives established in accordance with the Annual Plan by the Board of Directors of the Company or the committee of the Board of Directors of the Company responsible for administering such Annual Plan, which, as to Company performance objectives, shall be substantially the same as the objectives established under the Annual Plan for the other most senior executive officers of the Company, though individual performance criteria may differ to reflect differences in responsibilities. Any bonus payable pursuant to this Paragraph 3(b) shall be paid at the same time as annual bonuses are generally payable to the most senior executive officers of the Company in accordance with the provisions of the Annual Plan, subject to Executive’s continued employment with the Company through the date on which such bonuses are paid. If Executive’s employment continues until and ends upon the Scheduled

Expiration Date, the Chief Executive Officer of the Company will, in his discretion, recommend to the Compensation Committee an annual cash bonus for the fiscal year in which the termination occurs in consideration of Executive’s contributions during such fiscal year. Such bonus shall be payable at the same time annual cash bonuses are paid to senior management and shall be based on actual achievement of performance targets, evaluated as if Executive had remained employed through the end of the applicable performance period.
6. The definition of “Termination for Cause” in Paragraph 5(e) of the Agreement is hereby deleted and restated in its entirety as follows:
“Termination for Cause” means a termination based on Executive’s (i) conviction of embezzlement, fraud, or other conduct which would constitute a felony; (ii) willful unauthorized disclosure of confidential information; (iii) failure, neglect of, or refusal to substantially perform the duties of the Executive’s employment; or (iv) any other act or omission which is a significant breach of the Company’s policies or which is significantly injurious to the financial condition or business reputation of the Company or any Affiliate thereof, which termination may be effected (A) immediately upon notice from the Company if the Company shall reasonably and in good faith determine that the conduct or cause specified in such notice is not curable (it being understood that such notice shall describe in reasonable detail the conduct or cause giving rise to such notice and shall state the reason(s) why the Company has determined that such conduct or cause is not curable); or (B) upon twenty business days notice from the Company, if the Company shall and in good faith determine that the conduct or cause specified in such notice is curable (it being understood that such notice shall describe in reasonable detail the conduct or cause giving rise to such notice and shall state the reason(s) why the Company has determined that such conduct or cause is curable and what steps the Company believes should or could be taken to cure such conduct or cause, provided, however, that such opportunity to cure shall only be provided by the Company with respect to a termination of Executive’s employment hereunder due to gross negligence); provided that the Company shall not be entitled to terminate Executive’s employment for Cause, if Executive has, within five business days after notice in accordance with subclause (B) has been given personally to Executive or otherwise has been received by Executive, commenced in good faith to cure the conduct or cause specified in such notice and completes such cure within 20 business days following the date such notice was received.
7.The first paragraph of Paragraph 7(d) of the Agreement is hereby deleted and restated in its entirety as follows:
(d)Non-Solicitation of Employees. During the Employment Period and, subject to the provisions of applicable law, during the one-year period following any termination of Executive’s employment, Executive shall not, except in the course of carrying out Executive’s duties hereunder, directly or indirectly induce any employee of the Company or any of its subsidiaries to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise,
Except as specified above, the Agreement shall otherwise continue in accordance with its terms. Defined terms used, but not defined, in this letter have the meanings ascribed thereto in the Agreement.
If you agree that the foregoing sets forth our full understanding regarding the amendment of the Agreement, please evidence your agreement and acceptance by signing this letter where indicated below.

THE WALT DISNEY COMPANY

By:	/s/ Paul J. Richardson
Paul J. Richardson
Title:	Senior Executive Vice President, Human Resources
Date:	December 21, 2021

/s/ Christine M. McCarthy
Christine M. McCarthy

Date:	December 21, 2021

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